Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2020 (except Note 20, as to which the date is September 14, 2020), in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-248943) and related Prospectus of Kingsoft Cloud Holdings Limited dated September 23, 2020.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

September 23, 2020